As filed with the Securities and Exchange Commission on November 19, 2020.

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE AARON’S COMPANY, INC.

(Exact name of registrant as specified in its charter)

Georgia	85-2483376
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification No.)

400 Galleria Parkway SE, Suite 300

Atlanta, Georgia 30339-3182

(Address of Principal Executive Offices) (Zip Code)

The Aaron’s Company, Inc. 2020 Equity and Incentive Plan

The Aaron’s Company, Inc. Employee Stock Purchase Plan

The Aaron’s Company, Inc. Deferred Compensation Plan

(Full Title of the Plan)

C. Kelly Wall

Chief Financial Officer

The Aaron’s Company, Inc.

400 Galleria Parkway SE, Suite 300

Atlanta, Georgia 30339-3182

(678) 402-3000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William Calvin Smith, III

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

(404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller Reporting Company	☐

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Common Stock, par value $0.50 per share	3,300,000(1)(2)	$21.49	$70,917,000	$7,737.04
Common Stock, par value $0.50 per share	200,000(1)(2)	$21.49	$4,298,000	$468.91
Deferred Compensation Obligations	$9,400,000(3)	100%	$9,400,000	$1,025.54

(1)

Covers the issuance of (i) 3,300,000 shares of common stock, par value $0.50 per share (the “Common Stock”) of The Aaron’s Company, Inc. that may be offered or issued under The Aaron’s Company, Inc. 2020 Equity and Incentive Plan and (ii) 200,000 shares of Common Stock available for purchase under The Aaron’s Company, Inc. Employee Stock Purchase Plan.

(2)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that may become issuable under The Aaron’s Company, Inc. 2020 Equity and Incentive Plan and The Aaron’s Company, Inc. Employee Stock Purchase Plan as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(3)

The Deferred Compensation Obligations are unsecured obligations of The Aaron’s Company, Inc. to pay deferred compensation in the future in accordance with the terms of The Aaron’s Company, Inc. Deferred Compensation Plan.

(4)

The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act with respect to the shares of Common Stock issuable pursuant to the Aaron’s Company, Inc. 2020 Equity and Incentive Plan and The Aaron’s Company, Inc. Employee Stock Purchase Plan and are based upon the estimated book value of the Common Stock on September 30, 2020, the most recent practicable date. The book value per share was calculated based on the estimated book value of The Aaron’s Company, Inc. as of September 30, 2020 and the distribution ratio of one share of Common Stock for every two shares of The Aaron’s Holdings Company, Inc. common stock, applied to the estimated number of shares of Aaron’s Holdings Company, Inc. common stock outstanding as of November 6, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Aaron’s Company, Inc. (the “Company”) files this Registration Statement on Form S-8 in connection with the approval of the board of directors of the Company on November 11, 2020 of the establishment of The Aaron’s Company, Inc. 2020 Equity and Incentive Plan, The Aaron’s Company, Inc. Employee Stock Purchase Plan, and The Aaron’s Company, Inc. Deferred Compensation Plan (each, a “Plan”, and collectively, the “Plans”). The documents containing the information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus are omitted from this Registration Statement, and will be delivered to participants of the Plans, in accordance with Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Consistent with the instructions of Part I of Form S-8, these documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents, which have been filed with the Commission:

a)

The registration statement on Form 10 (File No. 001-39681), initially filed by the Company with the Commission on November 2, 2020, as amended by Amendment No. 1 on November 12, 2020 and by Amendment No. 2 on November 18, 2020; and

b)

The description of the Company’s Common Stock contained in the information statement filed as Exhibit 99.1 to Amendment No. 2 to the Registrant’s registration statement on Form 10 filed on November 18, 2020, including any other amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement (except for any portion of any document which is furnished or otherwise not deemed to be filed with the Commission), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The securities being registered with respect to The Aaron’s Company, Inc. Deferred Compensation Plan are deferred compensation obligations (“Obligations”) of the Company to non-employee directors of the Company and certain employees of the Company and of its affiliates who are eligible to participate in the Plan and have elected to participate in the Plan. Under the Plan, non-employee directors of the Company and, as determined by the Committee that administers the Plan (the “Committee”) in its sole discretion, a select group of management or highly compensated employees (within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended), will be entitled to elect to defer certain portions of their compensation on a pre-tax basis. Specifically, eligible non-employee directors will be able to defer up to 100% of both their cash and stock director fees, and eligible employees will be able to defer up to 75% of their base pay, bonus compensation and LTIP amounts. In addition, if permitted by the Committee, a participant may defer up to 100% of his or her restricted stock units granted under the Company’s stock incentive plans or director compensation programs. All restricted stock units and non-employee director stock fees deferred under the Plan will be deemed invested in a corresponding number of shares, respectively, of common stock of the Company.

The Plan permits participants to elect to contribute a portion of their compensation to one or more book entry deferred compensation accounts, the value of which is adjusted by assuming that the account is invested in one or more benchmark investment funds (“Measuring Investments”) provided by the Committee and selected by the participant in accordance with the terms of the Plan. Participants may reallocate amounts in their deferred compensation accounts among the Measuring Investments. In addition, the Company may make restoration matching contributions on behalf of eligible employees to make up for certain limitations on the amount of matching contributions an employee can receive under the Company’s tax-qualified 401(k) plan and may make discretionary company contributions, subject to any applicable vesting schedule. Contributions shall be credited to a participant’s account for the applicable Plan year. The Plan does not require that Plan contributions actually be invested in the Measuring Investments. Rather, the Plan provides that such investments are merely book entry devices used to determine the value of the participant’s account under the Plan.

The Plan does not require the Company to establish any trust, escrow arrangement or other mechanism for the purpose of segregating funds for the payment of the Obligations. However, the Company has established a grantor trust, known as a “rabbi trust,” to allow it to accumulate assets to help fund payment of the Obligations. The assets of the trust remain subject to the reach of the Company’s creditors in the event of the Company’s insolvency.

The Obligations are unsecured general obligations to pay in the future the balance of book entry deferred compensation accounts. A participant’s interest in, and right to receive payment of, the participant’s account under the Plan is an unsecured claim against the general assets of the Company and will rank equally with other unsecured indebtedness incurred from time to time by the Company. The right of the Company, and therefore the right of creditors of the Company (including participants in the Plan) to participate in the distribution of the assets of any subsidiary or affiliate of the Company upon its liquidation or reorganization or otherwise is necessarily subject to the claims of creditors of the subsidiary or affiliate, except to the extent that claims of the Company itself as a creditor of the subsidiary or affiliate may be recognized.

Deferred amounts may be distributed, as more specifically described in the Plan, during the participant’s employment or upon the participant’s death, retirement, disability or other termination of employment. The Plan provides for payment in a lump sum or, in certain circumstances, in annual installments, as elected by the participant. The Obligations, generally, are denominated and payable in cash in U.S. dollars and are not convertible into any of the Company’s securities. However, distributions representing deferred non-employee director stock fees or restricted stock units are payable in shares of the Company’s common stock under the terms of the Plan.

The Obligations are not subject to sale, assignment, transfer, pledge, anticipation or mortgage and cannot otherwise be encumbered, transferred, alienated or conveyed in advance of payment, except that each participant may designate one or more beneficiaries to receive benefits upon the participant’s death.

The Company reserves the right to amend or terminate the Plan at any time without the consent of participants or their beneficiaries, provided that no amendment or plan termination may directly or indirectly reduce the amount credited to any participant’s account at the date of amendment or termination.

The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended and the Department of Treasury and Internal Revenue Service guidance thereunder.

The foregoing description of the Plan is qualified in its entirety by reference to the full text of the Plan.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s Amended and Restated Articles of Incorporation provides that none of the Company’s directors will be personally liable to the Company or its shareholders for monetary damages resulting from a breach of the duty of care or any other duty owed to the Company as a director to the fullest extent permitted by Georgia law.

Article VII of the Company’s Amended and Restated Bylaws requires the Company to indemnify any person to the fullest extent permitted by law for any liability and expense resulting from any threatened, pending or completed legal action, suit or proceeding resulting from the fact that such person is or was a director or officer of the Company, including service at the Company’s request as a director, officer, partner, trustee, employee, administrator or agent of another entity.

An officer or director may only be indemnified for expenses and, other than in any action, suit or proceeding by or in the right of the Company, liabilities if he or she acted in good faith and, in the case of conduct in an official capacity, in a manner he or she reasonably believed to be in the best interest of the Company and, in all other cases (other than criminal matters), in a manner he or she reasonably believed to be not opposed to the best interest of the Company. An officer or director may only be indemnified in a criminal action, suit or proceeding if he or she had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding this requirement, any officer or director is entitled to indemnification of any expenses in connection with any action, suit or proceeding to the extent such officer or director has been wholly successful on the merits or otherwise in such action, suit or proceeding.

Article VII of the Company’s Amended and Restated Bylaws also requires the Company to indemnify any person to the fullest extent permitted by law for any expense imposed upon or incurred in connection with acting as a witness or other participant in any threatened, pending or completed legal action, suit or proceeding.

The provisions of the Company’s Amended and Restated Bylaws regarding indemnification are consistent in all material respects with the laws of the State of Georgia, which authorize indemnification of corporate officers and directors.

The Company’s directors and officers are also insured against losses arising from any claim against them in connection with their service as directors and officers of the Company for wrongful acts or omissions, subject to certain limitations.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits to this Registration Statement are incorporated by reference in this Registration Statement.

Exhibit Number	Description

4.1	Form of Amended and Restated Articles of Incorporation of The Aaron’s Company, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 10-12B filed with the Commission on November 2, 2020).

4.2	Form of Amended and Restated By-laws of The Aaron’s Company, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 10-12B filed with the Commission on November 2, 2020).

5.1	Opinion of King & Spalding LLP.

23.1	Consent of King & Spalding LLP (including in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included in signature page).

99.1	The Aaron’s Company, Inc. 2020 Equity and Incentive Plan.

99.2	The Aaron’s Company, Inc. Employee Stock Purchase Plan.

99.3	The Aaron’s Company, Inc. Deferred Compensation Plan.

Item 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on this 19th day of November, 2020.

The Aaron’s Company, Inc.

By:	/s/ Douglas A. Lindsay
Name: Douglas A. Lindsay
Title: Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of The Aaron’s Company, Inc. hereby constitutes and appoints Douglas A. Lindsay and C. Kelly Wall as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on November 19, 2020.

Signature	Title

/s/ Douglas A. Lindsay Douglas A. Lindsay	Chief Executive Officer and Director (Principal Executive Officer)

/s/ C. Kelly Wall C. Kelly Wall	Chief Financial Officer (Principal Financial Officer)

/s/ Robert P. Sinclair, Jr. Robert P. Sinclair, Jr.	Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ John W. Robinson III John W. Robinson III	Director

/s/ Kelly H. Barrett Kelly H. Barrett	Director

/s/ Walter G. Ehmer Walter G. Ehmer	Director

/s/ Hubert L. Harris, Jr. Hubert L. Harris, Jr.	Director